Exhibit (d)(3)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of July 28, 2023, is entered into by and among International General Insurance Holdings Ltd., a Bermuda exempted company (the “Company”), and each of the persons listed on Schedule A hereto (the “Warrant Holders,” and each, a “Warrant Holder”).

WHEREAS, as of the date hereof, (a) each Warrant Holder is the beneficial owner of warrants sold as part of the units in the initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”), of Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), and (b) certain persons are beneficial owners of warrants issued in a private placement in connection with the closing of the IPO that have not become Public Warrants as a result of being transferred to any person other than permitted transferees (the “Private Warrants” and, together with the Public Warrants, the “Warrants”), in each case governed by the Warrant Agreement, dated as of March 15, 2018, by and between Tiberius and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as assigned to and assumed by the Company and amended by Amendment No. 1 to Warrant Agreement, dated as of March 17, 2020, by and among Tiberius, the Warrant Agent and the Company (the “Warrant Agreement”);

WHEREAS, as of the date hereof, the Public Warrants are listed on The Nasdaq Capital Market under the symbol “IGICW”, and there are a total of 12,750,000 Public Warrants outstanding and 4,500,000 Private Warrants outstanding;

WHEREAS, each whole Warrant entitles its holder to purchase one common share, par value $0.01 per share, of the Company for a purchase price of $11.50, subject to certain adjustments;

WHEREAS, pursuant to a tender offer statement on Schedule TO to be filed with the U.S. Securities and Exchange Commission (as may be amended and supplemented, the “Schedule TO”), the Company is initiating an offer to purchase all of the outstanding Warrants at a per Warrant purchase price of $0.95 in cash, without interest, subject to other terms and conditions to be disclosed in the Schedule TO (the “Tender Offer”);

WHEREAS, concurrent with the Tender Offer and as part of the Schedule TO, the Company is initiating a consent solicitation (the “Solicitation”) to solicit the consent of the holders of the Warrants to amend (the “Warrant Amendment”), effective upon the completion of the Tender Offer, the terms of the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Tender Offer be repurchased for $0.86 in cash, without interest, which is 10.0% less than the price applicable to the Tender Offer, subject to the terms and conditions to be disclosed in the Schedule TO; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Tender Offer and the Solicitation, each Warrant Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01 Agreement to Tender. Each Warrant Holder shall validly tender or cause to be tendered to the Company all Public Warrants beneficially owned by such Warrant Holder as of the date hereof, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever, pursuant to and in accordance with the terms of the Tender Offer as described in the Schedule TO, no later than the scheduled or extended expiration time of the Tender Offer at a price of $0.95 per Public Warrant. For the avoidance of doubt, nothing in this Agreement shall restrict the Warrant Holder from acquiring additional Warrants subsequent to the date hereof, and such additional Warrants shall not be subject to the terms of this Agreement.

Section 1.02 Agreement to Consent. Each Warrant Holder shall deliver to the Company its timely consent with respect to the Solicitation with respect to all of such Warrant Holder’s Public Warrants in accordance with the terms and conditions of the Solicitation as described in the Schedule TO.

Section 1.03 Ownership of Warrants. Each Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of such Warrant Holder’s Public Warrants in accordance with this

Agreement, that such Warrant Holder is the beneficial owner of the number of Public Warrants set forth opposite such Warrant Holder’s name on Schedule A hereto, and has good and marketable title to such Public Warrants, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreement). Each Warrant Holder shall not transfer any Public Warrants owned by such Warrant Holder as of the date hereof to any person (other than the Company in connection with the Tender Offer) unless such person acquiring such Public Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.

Section 1.04 Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Tender Offer and Solicitation as soon as practicable, consistent with this Agreement, and agrees to take all steps necessary to update the Schedule TO as required by applicable laws and regulations, and that the Schedule TO, upon filing, will comply with all applicable U.S. Securities and Exchange Commission requirements.

Section 1.05 Conditions to Tender and Consent. Notwithstanding anything herein to the contrary, each Warrant Holder may make its tender and consent conditioned on there being no amendment to the terms of the Tender Offer as described in the Schedule TO that is materially adverse to such Warrant Holder.

Section 1.06 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 1.07 Termination. This Agreement shall terminate as to all Warrant Holders (a) upon written notice to all the Warrant Holders by the Company, (b) upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Tender Offer and the Solicitation and (ii) September 30, 2023, or (c) if the Company fails to commence the Tender Offer and Solicitation by August 7, 2023.

Section 1.08 Warrant Holder Obligations Several and Not Joint. The obligations of each Warrant Holder hereunder shall be several and not joint, and no Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Warrant Holder.

Section 1.09 Governing Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 1.10 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:
International General Insurance Holdings Ltd.

By:	/s/ Pervez Rizvi
Name:	Pervez Rizvi
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDERS:
AQR FUNDS — AQR DIVERSIFIED ARBITRAGE FUND
AQR ABSOLUTE RETURN MASTER ACCOUNT, L.P.
By: AQR Capital Management, LLC, its investment adviser
/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Managing Director
Brandon Weiskopf
By:
/s/ Brandon Weiskopf
Name:	Brandon Weiskopf
Title:	Account Holder
Brent Cross & Alana Cross
By:
/s/ Brent & Alana Cross
Name:	Brent Cross & Alana Cross
Title:	Account Holders

Brookdale Global Opportunity Fund
By:
/s/ Samuel Loomis
Name:	Samuel Loomis
Title:	Authorized Signatory of Weiss Asset Management LP, as its Investment Manager
Brookdale International Partners, L.P.
By:
/s/ Samuel Loomis
Name:	Samuel Loomis
Title:	Authorized Signatory of Weiss Asset Management LP, as its Investment Manager
Craig Rothman
By:
/s/ Craig Rothman
Name:	Craig Rothman
Title:	Account Holder
Condagua, LLC
By: A. Glenn Helmers
/s/ A. Glenn Helmers
Name:	A. Glenn Helmers
Title:	Managing Member

Context Partners Master Fund, L.P.
By: Context Capital Management LLC
/s/ Charles E. Carnegie
Name:	Charles E. Carnegie
Title:	Managing Member
D.E. Shaw Valence Portfolios, L.L.C.
By:
/s/ Stephen Eilenberg
Name:	Stephen Eilenberg
Title:	Authorized Signatory
Long Focus Capital Master Ltd.
By: Long Focus Capital Management, LLC
/s/ John B. Helmers
Name:	John B. Helmers
Title:	CEO
Michael Fullowan
By:
/s/ Michael Fullowan
Name:	Michael Fullowan
Title:	Account Holder

Shay Capital LLC
By:
/s/ Andrew Meehan
Name:	Andrew Meehan
Title:	COO
Skaana Management L.P.
By:
/s/ Daniel Katzner
Name:	Daniel Katzner
Title:	CIO
Walleye Manager Opportunities LLC
By:
/s/ William England
Name:	William England
Title:	CEO of the Manager
683 Capital Partners, LP
By: 683 Capital Partners, LP
/s/ Joseph Patt
Name:	Joseph Patt
Title:	Member of the GP

Schedule A

Name of Warrant Holder	Number of Public Warrants
Alana Cross	22,500
AQR Absolute Return Master Account, L.P.	871,734
AQR Funds – AQR Diversified Arbitrage Fund	183,115
Brandon Weiskopf	145,000
Brent Cross	58,440
Brent & Alana Cross	65,000
Brookdale Global Opportunity Fund	561,909
Brookdale International Partners, L.P.	817,921
Craig Rothman	170,000
Condagua, LLC	240,306
Context Partners Master Fund, L.P.	129,205
D.E. Shaw Valence Portfolios, L.L.C.	1,101,805
Long Focus Capital Master, LTD.	37,935
Michael Fullowan	4,500
Shay Capital LLC	932,087
Skaana Management L.P.	265,025
Walleye Manager Opportunities LLC	2,772,595
683 Capital Partners, LP	199,282